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                                                                     EXHIBIT 8.1

                                       April 22, 1997

Structured Products Corp.
Seven World Trade Center
New York, NY  10048

        Re: Structured Products Corp. Registration Statement on Form S-3
            (Registration No. 33-55860)

Ladies and Gentlemen:

     We have advised Structured Products Corp. (the "Registrant") in connection with the above captioned registration statement on Form S-3 (as amended by Post-Effective Amendment No. 4 filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on April 22, 1997, the "Registration Statement") with respect to certain federal income tax aspects of the issuance by the Registrant of its Notes and Certificates, issuable in series (together, the "Securities"). As described in the Registration Statement, the Securities will be issued from time to time in series, with each series being issued by a trust organized under the laws of New York to be formed by the Registrant pursuant to a Trust Agreement (each, a "Trust Agreement") between the Company and a trustee (the "Trustee"). Capitalized terms not otherwise defined herein are used as defined in the Registration Statement.

     In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Securities and we have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the forms of Trust Agreement and Indenture filed as exhibits to the Registration Statement.

     Based on the foregoing and assuming that the Trust Agreement and Indenture, if applicable, with respect to each series of Securities is executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Registration Statement and the Trust Agreement and Indenture, if applicable, in fact occur in accordance with the terms thereof, we hereby confirm that our advice conforms to the description of selected federal income tax consequences to holders of the Securities that appears under the heading "Federal Income Tax Consequences" in the prospectus supplement (the "Prospectus Supplement") to the prospectus (the "Prospectus"). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but

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Structured Products Corp.
April 22, 1997
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with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects.

     This opinion is based on the facts and circumstances set forth in the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Securities as a result of changes in facts and circumstances, changes in the terms of documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Securities with numerous different characteristics, the particular characteristics of each Series of Securities must be considered in determining the applicability of this opinion to a particular Series of Securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus and Prospectus Supplement contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                       Very truly yours,

                                       ORRICK, HERRINGTON & SUTCLIFFE LLP